Exhibit 99.4(a)

INTEGRITY LIFE INSURANCE COMPANY

THIS CONTRACT (“Contract”) creates a legal agreement between Integrity Life Insurance Company (“Company”, “we” or “us”) and the Owner (“you” or “your”).  The amount(s) that you contribute to this Contract and that we accept are your “Contributions.”  We have issued this Contract to you in consideration of your first Contribution.  As the purchaser of the Contract, you are its “Owner” and “Annuitant”, unless we accept a different arrangement that you have requested.

PLEASE READ YOUR CONTRACT CAREFULLY.  DURING A 10 DAY FREE LOOK PERIOD, YOU HAVE THE RIGHT TO CANCEL THIS CONTRACT.   If you are not satisfied, simply check the box and return it to us or the agent who sold it, within 10 days of receipt.  We will promptly void it and return all Contributions allocated to Fixed Account(s), if any, and Variable Account(s) (adjusted for net investment performance and applicable Daily Charges), if any.

Your new Contract provides for an Account Value, a Death Benefit and an Annuity Benefit.

The Account Value(s) of your Contract, or of any Available Account, equal: (i) your Contribution(s) adjusted for (ii) credited interest for Fixed Accounts or  net investment performance for Variable Accounts(s), if any, minus (iii) Company Charges, Partial Withdrawals (or transfers) and Taxes (if applicable), and adjusted for (iv) MVA for Fixed Accounts, if applicable.

Your Death Benefit guarantees that your Beneficiary will never receive less than the highest Account Value(s) on the Death Benefit Date(s), reduced for Withdrawals and/or Taxes on a pro rata basis.

Your Annuity Benefit makes fixed payments guaranteed for 10 years or for life, if longer.

CERTAIN OPTIONS UNDER THIS CONTRACT MAY BE VARIABLE, BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT.  SUCH VARIABLE ACCOUNT OPTIONS MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN THE CONTRACT AND ARE NOT GUARANTEED AS TO AMOUNT.

CERTAIN INTEREST RATE OPTIONS AVAILABLE UNDER THIS CONTRACT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT IF TRANSFERRED, WITHDRAWN OR ANNUITIZED DURING THE GUARANTEE PERIOD.

THE RESTRICTED SURRENDER ACCOUNTS DO NOT PROVIDE WITHDRAWAL OR TRANSFER  OPTIONS DURING THE GUARANTEE PERIOD.

WE WANT TO HEAR FROM YOU.  If you have questions, complaints, or need any help with your Contract, please write to us at 400 Broadway, Cincinnati, Ohio 45202 or P.O. Box 5720, Cincinnati, Ohio 45201-5720 or call us at 1 - 800 - 325 - 8583.  All requested changes to your Contract shall be made in writing in a format and content acceptable to us.  A signature guarantee may be required for your protection (“Written Request or Written Notice”).

/s/ Jill T. McGruder	/s/ Edward J. Babbitt
President	Secretary

FLEXIBLE PREMIUM

DEFERRED COMBINATION ANNUITY

All capitalized terms are defined on your Schedule Page or elsewhere in this Contract.

INT96 Rev.

AVAILABLE ACCOUNT(S):

Available Account(s) offered on the Contract Date are listed on your Schedule Page and may be offered as a combination of the following types of Accounts and Options:

Separate Account or General Account Options:  Separate Accounts are segregated asset accounts which we may divide into one or more subaccounts (“Separate Account”).  We own the assets of each Separate Account and keep them separate from the assets of our General Account.  This means that the income, gains and losses of each Separate Account will be credited to, or charged against, that Separate Account without regard to any income, gains or losses in our General Account or in any other investment account. We must hold assets in each Separate Account at least equal to all statutory reserves required for such Separate Account; we will never use such assets to support any other business, and we will transfer assets to any Separate Account from our General Account if necessary to meet this requirement.  We may use excess assets in any Separate Account in any way we choose.  Fixed Separate Account(s) are offered as nonunitized Separate Accounts.  General Account is the account which contains all of the Company’s assets other than those held in  Separate Accounts (“General Account”).

Qualified or Non-Qualified Contracts:  Qualified  Annuity Contracts are defined under Sections 401(a), 403(b) and 408 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Qualified Contract”).  Non-Qualified Contracts are any contract other than those described under the sections of the Code listed above (“Non-Qualified Contract”).

Tax-Deferred and Taxable Account(s):  Tax-Deferred Account(s) meet the required distribution rules pursuant to Section 72(s) of the Code (“Tax-Deferred Account(s)”).  Taxable Account(s) do not meet the required distribution rules of Section 72(s) of the Code (“Taxable Account(s)”).

Variable Account Options:  Variable Account Options, which may be available on the Contract Date, are unitized subaccounts (“Subaccounts”) and invest in designated portfolios (“Portfolios”).  Each Subaccount will invest only in a single portfolio.  The investment performance of each Subaccount is linked directly to the investment experience of the underlying Portfolio which may be positive or negative.

Fixed Account Option(s):  Fixed Account Options available on the Contract Date are offered as: (i) nonunitized Separate Accounts or General Account Options, (ii) Continuous Access or Restricted Surrender Accounts and (iii) Interest or Index Option(s) with different Guaranteed Periods; and (iv) with or without a Market Value Adjustment.

Continuous Access or Restricted Surrender Account(s):  Continuous Access Accounts may be fully or partially withdrawn or transferred at any time before we begin payment of Annuity or Death Benefits, subject to Company Charges, Market Value Adjustments (“MVA”) and any other restrictions designated on your Schedule Page.  Restricted Surrender Accounts may not be withdrawn or transferred during the applicable Guarantee Period.   Before the end of any  Guarantee Period, we will notify you of the transfer and withdrawal options available at the end of the Guarantee Period.  Unless you have elected otherwise, we will then allocate your Continuous Access and Restricted Surrender Account Value(s) to the applicable account option(s) that we have designated for that purpose (“Default Option(s)”).  Such Default Option(s) will not extend past the Retirement Date.

All capitalized terms are defined on your Schedule Page or elsewhere in this Contract.

Rights Reserved by the Company:  Except as otherwise set out in this Contract, subject to required approvals by federal and state authorities and to all Company administrative rules which are lawful, nondiscriminatory and consistent with this Contract, we reserve the right to:  (i) deregister a Separate Account under the Investment Company Act of 1940; (ii) combine any two or more Separate Accounts; (iii) operate a Separate Account as a management investment company or any other form permitted by law; (iv) add, substitute, combine or delete General Account(s) and Separate Account(s) Options;  (v) to add, change or completely delete a Separate Account.

CONTRIBUTIONS, EARNINGS AND COMPANY CHARGES:

Contributions:  You determine, using whole percentages, what portion of your initial Contribution will be allocated among the Available Accounts offered on the Contract Date.  For Non-Qualified Contracts, we are under no obligation to accept any initial Contribution of less than $500 or any additional Contribution of less than $100 and we reserve the right from time to time to modify such amounts.  We may accept initial and additional Contributions of not less than $50 in connection with Qualified Contracts.  Contributions over $1,000,000 require prior Company approval.  You may choose to allocate nothing to a particular Available Account.

Investment Experience:   At the end of each Company business day (“Business Day”), we adjust Variable Account Options to reflect the net investment results in such Accounts on a per unit basis (“Unit Value”).  Unit Values are calculated by multiplying the Unit Value of the particular Subaccount on the preceding Business Day by the net investment factor for that Subaccount relative to the Business Day then ended.  The net investment factor is a factor applied to a Subaccount that reflects daily changes in the value of the Subaccount due to (i) an increase or decrease in the value of the Subaccount due to net investment result.; (ii) a charge, as described on the Contract Schedule Page, for mortality and expense risks assumed by us, and (iii) a charge as described on the Schedule Page to cover the cost of administering the Account (“Net Investment Factor”).  The Account Value on each Business Day is then determined by multiplying the number of units in that Account by the Unit Values on that Business Day.

Guarantee Periods:  Guarantee Periods offered may be from one (1) month to ten (10) years or any such shorter period that equals the time remaining before the Retirement Date.  No Guarantee Period shall extend beyond a ten (10) year period.  Before the end of any Guarantee Period, we will declare Participation Rate(s), Current Rate(s), Enhanced Rate(s), Additional Interest and Guarantee Periods for all Available Accounts offered at that time.

Interest Credited:  We credit interest on your Interest Option(s) at interest rates we have declared effective for such Guarantee Period (“Current Rate(s)”).  Each Current Rate(s) will be guaranteed for a specific Guarantee Period.  Unless declared otherwise, interest accrues and compounds daily at an annual effective rate equal to the Current Rate(s).

Additional Interest Credited:  The rate of interest credited to any Contribution allocated to an Interest Option in the first year may exceed the Current Rate during the remaining years of the Interest Option’s Guarantee Period (“Enhanced Rate”).  This Enhanced Rate will be guaranteed for the first year of the Guarantee Period. The Enhanced Rate for the Interest Option is specified on your Schedule Page and will never exceed 1% over the Current Rate.  We reserve the right to declare and credit additional interest based on Contribution, Account Value, withdrawal dates, economic conditions or on any other lawful, nondiscriminatory basis (“Additional Interest”).

Index Option(s):   The index used to calculate values allocated to the Index Options is a nationally published index which is further described on your Schedule Page (“Index”).  Participation Rates are declared by us and are guaranteed  for  the entire Guaranteed Period chosen (“Participation Rate(s)”).  The Participation Rate will not change during a Guarantee Period.  The Participation Rate determines what portion of an Index’s increase, if any, will be used in calculating the Final Index Value (“Final Index Value”).  The higher the Participation Rate, the greater the Final Index Value.  Should any such index ever change in frequency or be withdrawn from publication, we will replace it with a comparable nationally published index.  You will be notified of any such change in Index.  Unless declared otherwise, the Final Index Value will be credited as interest  to the Index Option at the end of the Guarantee Period.

All capitalized terms are defined on your Schedule Page or elsewhere in this Contract.

Minimum Guarantee:  Your Account Value (after MVA (if applicable) and Withdrawal Charges, but not Taxes or other Company Charges (if applicable)) will always equal at least the minimum percentage(s) of all Contributions required by law (less Partial Withdrawals) plus accumulations on Fixed Accounts at the minimum interest rate(s) required by law  plus or minus investment performance on Variable Accounts, if any, all as reasonably calculated by us (“Minimum Guarantee”).  Interest and Index Options may carry a higher Minimum Guarantee which shall be described on your Schedule Page.

Premium Tax:  A regulatory tax may be assessed on the Company by your state on the Contributions you make to this Contract (“Taxes”).  This tax will be deducted from Contributions when received, or from the Account Value upon Full or Partial Withdrawal, the payment of an Annuity Benefit or the payment of a Death Benefit.

Maximum Company Charges:  Company Charges, MVA or Taxes (if applicable) will never exceed any legal limits in the state where the Contract is delivered.  Withdrawal Charges and MVA will not apply to Death Benefit.   Company Charges may be waived or reduced uniformly on all contracts issued under certain plans or arrangements which are expected to result in administrative cost savings.  No reduction or waiver will be made that is unfairly discriminatory to any person.  We may waive any Company Charges attributable to Contracts received during specific periods of time and under conditions and limitations set by the Company.

TRANSFERS AND WITHDRAWALS:

Transfers:   Except within Restricted Surrender Account(s), you may make transfers among the Available Account(s) at any time, subject to the terms, restrictions and conditions on the Schedule Page.  Transfers may be made by phone or by Written Request.   The amount transferred must be at least $250 or, if less, the entire Account Value.

Partial or Full Withdrawal:  You may make a Partial or Full Withdrawal of your Continuous Access Account(s) at any time before the Retirement Date subject to the terms, restrictions and conditions on the Schedule Page.  You may not make a Partial or Full Withdrawal after the Retirement Date.  Upon your Written Request, you may elect to have the Full Withdrawal amount paid in a lump sum, or you may elect to have it all paid out under any available Annuity Benefit.  On the date we receive your Written Request for Full Withdrawal, the amount payable is the Account Value.  We reserve the right to defer the payment for up to six (6) months.  If your balance under this Contract is ever less than $1,000, we reserve the right to liquidate the account.  You will be notified if your balance is below the minimum, and will be given sixty (60) days in which to make an additional Contribution.  The minimum partial withdrawal is $300 and may be changed from time to time at our discretion.

OWNERSHIP AND DEATH BENEFIT:

Ownership of the Contract:  The Annuitant is the Owner unless we have accepted another designated Owner.  During the Annuitant’s lifetime, all rights and privileges under this contract may be exercised solely by you.  From time to time, we may require proof that the Annuitant is still living.

Death Benefit:  If the last Annuitant dies, we will pay a Death Benefit in equal shares to any surviving person or persons designated by you to whom any benefit is due upon the Annuitant’s death (“Beneficiary(ies)”), or otherwise to you or your estate.  If your surviving spouse is the Beneficiary, then he or she may decline the Death Benefit and continue as the new Owner.  Before the Retirement Date, this Death Benefit is the greatest of:  (i) your Contract Account Value(s) on the Death Benefit Date(s) or (ii) such greater Death Benefit as described on your Schedule Page; reduced pro rata for Partial Withdrawals in either case.  On or after the Retirement Date, this Death Benefit is each of any remaining Payments Certain, payable when originally due.  The Annuitant’s Beneficiary may choose to receive a lump sum payment or to receive a series of payments under one of the Annuity Benefits available under the Contract.

All capitalized terms are defined on your Schedule Page or elsewhere in this Contract.

Tax Rules:  For “Tax-Deferred” allocations only, if you die before the Retirement Date we must pay any benefit due to a non-spousal Beneficiary:  a) in a lump sum within five years of death or b) starting within a year of death, in annuity payments payable for such Beneficiary’s life expectancy or less.  We further reserve the right to, and we shall, administer all Contracts which are “Qualified” Contracts under applicable sections of the Internal Revenue Code of 1986, as amended, in accordance with all applicable laws and regulations in effect from time to time (all of which are hereby fully incorporated herein by reference and shall govern over any other provisions of the Contract to the contrary), or as otherwise required in our reasonable judgment to maintain such Qualified status or treatment, subject to all applicable legal and regulatory approvals.

ANNUITY BENEFITS FOR TAX-DEFERRED AVAILABLE ACCOUNT(S):

Annuity Benefit:  If the Annuitant lives to the Retirement Date, we guarantee monthly annuity payments for the Annuitant’s lifetime with a minimum of 10 years payments (“Fixed Annuity Payment Option”).  The amount of income provided under the Fixed Annuity Benefit payable on Life Annuity Form with 10 years of payments guaranteed is based on your last Account Value using an Annuity Payout Interest Rate of 1% and the Annuity 2000 Mortality Table with Projection Scale G on an adjusted age basis.  We may offer more favorable rates and other Annuity Benefits.

To determine the adjusted age using the chart below, subtract the Age Setback from the actual age.  For example, for a 67 year old person that will begin receiving life annuity payments in 2028, the adjusted age is 65.  Use the age 65 factor from the Annuity Table.

Year Life Annuity Form
Payments Begin	Age Setback
2000 – 2009	0
2010 – 2019	1
2020 – 2029	2
2030 – 2039	3
2040 – 2049	4
2050 and later	5

Annuity Payments:  Annuity payments are made monthly starting on the Retirement Date.  The annuity payments are guaranteed to be no less than the amount provided by the annuity tables.  The minimum payment is $100.  The number of payments made in a year may be adjusted to maintain this minimum.  If the Account Value is less than $5,000, we have the right to pay that amount in a lump sum.  We may require proof of the Annuitant’s age before making payments.  From time to time, we may require proof that the Annuitant is living.

Annuity Table:  The Annuity Table shows the guaranteed minimum amount of monthly annuity payment for each $1,000 of Account Value for the Fixed Annuity Payment Option.  We may, at the time of election of a Fixed Annuity Payment Option, offer more favorable rate in lieu of the guaranteed rate shown in the annuity tables.  The amount of each annuity payment will depend on the Annuitant’s sex and age on the birthday nearest to the date the first Annuity Payment is due.

ANNUITY TABLE

ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM

FIXED ANNUITY BENEFIT

WITH 10 YEARS OF PAYMENTS GUARANTEED

Based on an Annuity Payout Interest Rate of 1% and the Annuity 2000
Mortality Table with Projection Scale G on an Adjusted Age basis.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

NON-QUALIFIED AND IRA CONTRACTS

Adjusted
Age	Males	Females
0	$3.62	$3.28
61	$3.73	$3.37
62	$3.85	$3.47
63	$3.97	$3.58
64	$4.10	$3.70
65	$4.23	$3.82
66	$4.38	$3.95
67	$4.52	$4.08
68	$4.68	$4.22
69	$4.84	$4.38
70	$5.01	$4.54

GENERAL PROVISIONS:

Entire Contract:  The entire contract consists of this Contract, including any riders or endorsements.  Changes to this Contract are not valid unless we make them in writing.  They must be signed by one of our Executive Officers.  No agent has the authority to change this Contract or to waive any of its provisions.

Incontestability:  This Contract is incontestable from the Contract Date.

Nonparticipating:  This Contract is nonparticipating.  This means we do not pay dividends on it.  The Contract will not share in our profits or surplus.

Protection of Proceeds and Payments:  To the extent permitted by law, neither the proceeds nor any payments under this Contract shall be subject to the claims of creditors or legal process.

Annual Statement:  You will receive an annual statement once each year.  It will show such things as the beginning and ending Account Values, as well as any additional Contributions, Partial Withdrawals, or Company Charges for the year that apply to this Contract.  The statement may contain other information required by law or regulation

Misstatement of Age or Sex:  If the Annuitant’s age or sex is misstated, payments will be adjusted to the amount that would have been provided for at the correct age or sex.  If payments have already commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment.  If the misstatement has caused an overpayment, the amount due will be deducted from one or more future payments.

Contract Amendment:  We will amend this Contract from time to time in cases where we are acting to comply applicable state law and/or regulation or with the United States Internal Revenue Code and/or regulations of the United States Treasury Department, or are acting to maintain the tax-deferred status of this Contract, pursuant to those provisions or regulations.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

CONTRACT SCHEDULE PAGE

PRIMARY OWNER:	JOE DOE
JOINT OWNER:
OWNER’S BENEFICIARY:	Shown on Addendum. Succeeds Primary Owner upon death
PRIMARY ANNUITANT:	JOE DOE
ANNUITANT’S BENEFICIARY:	Shown on Addendum. Receives Death Benefit upon Annuitant’s death
CONTRACT NUMBER:
CONTRACT DATE:
MAXIMUM RETIREMENT DATE:	Annuitant’s 100th Birthday
CONTRACT TYPE	IRA
DEATH BENEFIT DATE(S):	Date we receive due proof of Annuitant’s death
INITIAL CONTRIBUTION:	$ 100,000.00
See Confirmation Notice for Allocation Breakdown

MAXIMUM CONTRIBUTION LIMIT

We may refuse to accept an Additional Contribution on a nondiscriminatory basis if (i) such Contribution would cause the total Contributions to exceed One Million Dollars ($1,000,000) or (ii) the Primary Annuitant’s current age last birthday is within a few years before the Retirement Date.

AVAILABLE ACCOUNTS:

VARIABLE ACCOUNT OPTIONS are offered as Tax-Deferred, Continuous Access, Separate Accounts.

The Variable Account Options available on the Contract Date can be found on the Fund Page of this Contract. The following restrictions and/or benefits are a continuation of your Contract terms regarding the Variable Account Options:

Withdrawal Restrictions:	(i)	Transaction Charges may apply as specifically outlined under Company Charges.
	(ii)	Withdrawal amount requested must be $300 minimum unless otherwise determined by the Company.

Transfer Restrictions:	(i)	Transfer Charges may apply if allowable annual number exceeded.
	(ii)	The Owner must adhere to the Company’s excessive trading rules in effect at the time the transfer is requested.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

FIXED ACCOUNT OPTIONS —INTEREST OPTIONS are offered as Tax-Deferred, Continuous Access, Separate Accounts. The following restrictions and/or benefits are a continuation of your Contract terms regarding the Fixed Account Options:

SHORT TERM OPTION (“STO”):

Separate Account:	GPO — Subaccount STO

Guarantee Periods:	% Six-Month % One-Year

Transfer Restrictions:	(i) Funds must be systematically transferred to other Available Accounts within a six or twelve-month period, as reasonably determined by the Company.
(ii) Each transfer shall be at least $1,000 or, if less, the entire STO Account Value will be transferred.
(iii) No transfers from other Available Accounts into a STO will be allowed.

Withdrawal Restrictions:	(i) Transaction Charges may apply as specifically outlined under Company Charges.
(ii) Withdrawal amount requested must be $300 minimum unless otherwise determined by the Company.

STO Minimum Guarantee:

100% of allocations to STO less Previous Partial Withdrawals or Previous Transfers accumulated at the Guaranteed Minimum Interest Rate per annum, less Continuous Charges. Transaction Charges, if applicable, are deducted from the STO Account Value after the application of the STO Minimum Guarantee.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

QUARTERLY RATE OPTION (“QRO”):

Separate Account: `	None —General Account

Guarantee Periods:	None Available on Contract Date.

Transfer Restrictions:	(i)	$250 minimum requested transfer or entire QRO Account Value.
	(ii)	Current base interest rate applies to transfers into QRO.
	(iii)	Transaction Charges may apply as specifically outlined under Company Charges.
(iv)

Two (2) Round Trips are permitted through the QRO during any twelve (12) month period. A “Round Trip” is a transfer into or out of the QRO followed by a transfer out of or back into the QRO within thirty (30) days. We reserve the right to restrict further transfers into the QRO if you exceed this limit. We may modify or amend these Transfer Restrictions at any time and in our sole discretion on a nondiscriminatory basis.

Withdrawal Restrictions:	(i)	Transaction Charges may apply as specifically outlined under Company Charges.
	(ii)	Withdrawal amount requested must be $300 minimum unless otherwise determined by the Company
(iii)

Pre-authorized scheduled periodic withdrawals are available on a monthly, quarterly, semi-annual or annual basis. In the event the Owner fails to select the frequency of scheduled periodic withdrawals from the QRO, we will automatically default to monthly.

We currently offer three (3) types of scheduled periodic withdrawals:

		(A)	a fixed dollar amount determined by you;
		(B)	an annual percentage determined by you; or
		(C)	the annual Free Withdrawal as determined by us and specified under the Full and Partial Withdrawals section of your Schedule Page.

The minimum Systematic Withdrawal currently is $100.

QRO Minimum Guarantee:

100% of allocations to QRO less Previous Partial Withdrawals or Previous Transfers accumulated at the Guaranteed Minimum Interest Rate per annum, less Continuous Charges. Transaction Charges, if applicable, are deducted from the QRO Account Value after the application of the QRO Minimum Guarantee.

Default Renewal Option: Unless designated in advance, the QRO Account Value at the end of a Guarantee Period will remain in the QRO and will receive a new guaranteed Current Rate.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

GUARANTEED RATE OPTIONS (“GROs”):

Guarantee Periods:

	First 12 Months	Remaining Years

2-Year Guaranteed Rate Option N/A	N/A
3-Year Guaranteed Rate Option N/A	N/A
5-Year Guaranteed Rate Option N/A	N/A
7-Year Guaranteed Rate Option N/A	N/A
10-Year Guaranteed Rate Option N/A	N/A

Transfer Restrictions:	(i)	An MVA will apply to all transfers outside a thirty (30) day window occurring thirty (30) days prior to Guarantee Period expiration (“30-Day Window”).
	(ii)	Transfers must be to a Variable Account or newly-elected Guarantee Period at the then Current Rate.
	(iii)	Transfer Charge may apply if allowable annual number exceeded and transfer occurs outside the 30-Day Window.
	(iv)	Transfers will be made according to the order in which monies were originally allocated to the GRO.

Withdrawal Restrictions:	(i)	An MVA will apply to all Excess and/or Full Withdrawals outside the 30-Day Window.
	(ii)	Transaction Charges may apply as specifically outlined under Company Charges.
	(iii)	Withdrawal amount requested must be $300 minimum unless otherwise determined by the Company.
	(iv)	Withdrawals will be made according to the order in which monies were originally allocated to the GRO.

GRO Minimum Guarantee:

100% of allocations to GROs less Previous Partial Withdrawals or Previous Transfers accumulated at the Guaranteed Minimum Interest Rate per annum, less Continuous Charges. Transaction Charges, if applicable, are deducted from the GRO Account Value after the application of the GRO Minimum Guarantee.

Default Renewal Option: Unless designated in advance, the GRO Account Value at the Guarantee Period’s expiration will automatically transfer to a new GRO of the same duration and will receive a new Current Rate.

MINIMUM INTEREST RATE

The “Minimum Interest Rate” applicable to the Fixed Accounts available under the Contract shall not be less than 1.5% per year.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

MARKET VALUE ADJUSTMENT

Market Value Adjustment (applies only to GROs):

MVA Formula:

MVA Factor = [(1 + A)N/12 / (1+B)N/12] -1

Where	A	=	Current Rate on GRO
	B	=

Current Rate Offered on GROs Equal to the Time Remaining in your GRO plus .0025 (factor used to compensate the insurance company for the cost of processing the withdrawal, including the transactions costs of liquidating any assets)

	N	=	Number of whole Months Remaining in the Guarantee Period

The MVA is applied prior to any (i) Full Withdrawal; (ii) Excess Withdrawal; (iii) transfer; or (iv) purchase of an Annuity Benefit from a GRO Account, unless any of the events occur within the 30-Day Window. The MVA does not apply to GROs with a duration of one year or less. Further, we do not apply the MVA to a GRO Account Value when Excess Withdrawals are requested and processed inside the 30-Day Window.

The MVA may be a positive or negative adjustment to the applicable portion of your GRO Account Value by multiplying the amount requested, minus any Free Withdrawal, by the MVA factor above, calculated on a first-in first-out basis.

The MVA is subject to a floor such that the GRO Minimum Guarantee, after MVA, reflects allocations (from your Contribution or transfers), less previous Partial Withdrawals since the beginning of the Guarantee Period, accumulated at the guaranteed Minimum Interest Rate disclosed, less Continuous Charges (“MVA Floor”). Transaction Charges, if applicable, are deducted from the GRO Account Value after the application of the GRO Minimum Guarantee.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

FULL AND PARTIAL WITHDRAWALS

Free Withdrawal:	The Free Withdrawal means a percentage as shown below and applied to your Contract Account Value as the greater of (i) or (ii) below:

(i)

the Free Withdrawal percentage applied to the Contract Account Value from Continuous Access Accounts as of the date we process your request for a Partial Withdrawal, less Free Withdrawals taken during the current Contract Year; or

(ii)

the Free Withdrawal percentage applied to the Contract Account Value from Continuous Access Accounts as of the previous Contract Anniversary, less any Free Withdrawals taken during the current Contract Year. During the first Contract Year, the Free Withdrawal will be the Free Withdrawal percentage applied to the initial Contribution received on the Contract Date, less any Free Withdrawals taken during the first Contract Year.

The Free Withdrawal is noncumulative and any amount not used in a Contract Year may not be carried forward to future Contract Years. Free Withdrawals do not apply to Full Withdrawals.

For purposes of this Contract, “Contract Year” shall mean each consecutive twelve (12) month period. The first Contract Year begins on the Contract Date. Each subsequent Contract Year begins on a Contract Anniversary. The term “Contract Anniversary” means any Contract Date anniversary. The term “Contract Date” means the date from which we measure the Contract Anniversaries. The Contract Date is shown on the Schedule Page and refers to the date we receive your Contribution and apply it according to your instructions.

Free Withdrawal Percentage: 10%

Excess Withdrawal:	Partial Withdrawals from Continuous Access Accounts, in excess of the Free Withdrawal.

Partial Withdrawal:	The requested amount withdrawn from Continuous Access Accounts adjusted for associated MVA, Taxes and Transaction Charges, if applicable. As a result, the net amount received is the amount requested.

Full Withdrawal:	Entire Account Value, adjusted for associated MVA, Taxes and Transaction Charges, if applicable, withdrawn from Continuous Access Accounts and the Contract is surrendered (“Surrender Value”).

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

OWNERSHIP AND DEATH BENEFIT

Standard and Optional Enhanced Death Benefits: The Standard Death Benefit described in your Contract is the Death Benefit available on the Contract Date at no additional charge. On the Contract Date, we may offer Optional Enhanced Death Benefits for an additional charge. Each Optional Enhanced Death Benefit elected is described herein and its corresponding charge can be found under Company Charges. The Optional Enhanced Death Benefit cannot be terminated once selected, however, automatic termination will occur upon a Full Withdrawal or the purchase of an Annuity Benefit. For purposes of this Contract, unless otherwise specifically stated, the Standard Death Benefit and Optional Enhanced Death Benefit shall collectively be referred to as the “Death Benefit.”

Effect of Partial Withdrawals on Death Benefit: The reductions in Death Benefit described herein for any Partial Withdrawals will be calculated on a pro rata basis with respect to the Contract Account Value at the time of the Partial Withdrawal and include associated MVA and Transaction Charges, if applicable.

Example of a pro rata reduction to the Death Benefit payable:

Death Benefit before Partial Withdrawal: $100,000 Contract Account Value before Partial Withdrawal: $ 80,000 Partial Withdrawal (50% of Contract Account Value): $ 40,000 New Contract Account Value: $ 40,000 New Death Benefit (50% reduction): $ 50,000

Joint Owners: A Joint Owner is usually the Owner’s spouse. If a Joint Owner is named, all rights and privileges under this Contract require both Owner and Joint Owner to act together. Unless otherwise specifically set out, wherever Owner is used in this Contract shall be applied to both Owner and Joint Owner and the date of death of the first Owner will be deemed to be the date of death for both. In the event the Owner names a Joint Owner, this will not generally prevent a taxable event to occur on the first Owner’s death (“Primary Owner”).

Annuitant: The “Annuitant” must be a natural person named in writing on the Contract Date (“Primary Annuitant”) on whose age and sex the Annuity Benefit and Death Benefit are based. During an Annuitant’s lifetime and before the Retirement Date, we do not allow the Owner to change any Annuitant unless we have given written authorization that such change is accepted.

Contingent Annuitant: If a Contingent Annuitant is named on the Contract Date, the Contingent Annuitant will succeed as the Primary Annuitant upon the original Primary Annuitant’s death but before the Retirement Date. At this time, the Contract remains in force, and the Contingent Annuitant will become the Primary Annuitant. For purposes of this Contract, references to “last Annuitant,” shall have the same meaning as the last Contingent Annuitant named herein.

Annuitant’s Beneficiary: The “Annuitant’s Beneficiary” is the person or persons named in writing, originally on the Contract Date or by amendment, to receive the Death Benefit payable upon the Annuitant’s death before the Retirement Date. We may also refer to the Annuitant’s Beneficiary as the “Annuitant’s Primary Beneficiary.” If you designate an “Annuitant’s Contingent Beneficiary,” that person or entity will become the Annuitant’s Primary Beneficiary if the named Annuitant’s Primary Beneficiary is not living at the time of the Annuitant’s death.

The Owner may change such Annuitant’s Beneficiary from time to time. Any such change will be made by Written Notice in a form satisfactory to us. A change will, upon receipt at our designated Processing Office, take effect as of the time the Written Notice was signed, whether or not the Annuitant is living on the date of receipt, but without further liability as to any payment or other settlement made by us before receipt of such change.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

Unless otherwise specified in writing, originally on the Contract Date or by amendment, if the Owner has named two or more persons as the Annuitant’s Beneficiary, the Annuitant’s Beneficiary will be the named person or persons who survive the Annuitant. If more than one survives, they will share equally. Any amount that would be payable to an Annuitant’s Beneficiary may be applied, at the election of such Annuitant’s Beneficiary, to provide an Annuity Benefit, subject to our rules then in effect. Notwithstanding the preceding sentence, if the Owner has elected an irrevocable form of Annuity Benefit with respect to any Annuitant’s Beneficiary named, payment will be made in accordance with such election.

Any part of a Death Benefit payable with respect to the Annuitant where no Annuitant’s Beneficiary is living at the death of the Annuitant will be payable in a Lump Sum to the Annuitant’s estate. If a non-natural Annuitant’s Beneficiary is named, the Death Benefit will be paid in a Lump Sum to the non-natural Annuitant’s Beneficiary.

Owner’s Beneficiary: The “Owner’s Beneficiary” is the person named in writing, originally on the Contract Date or by amendment, to succeed as Owner in the event the Owner dies before the Retirement Date. We may also refer to the Owner’s Beneficiary as the “Owner’s Primary Beneficiary.” If you designate a “Contingent Owner’s Beneficiary,” that person or entity will become the Owner’s Primary Beneficiary if the named Owner’s Primary Beneficiary is not living at the time of the Owner’s death.

If the sole Owner’s Beneficiary is the spouse of the Owner, we may refer to your spouse as the “Spousal Beneficiary.” If the Owner’s Beneficiary is an individual other than the Owner’s spouse, we may refer to that individual as a “Nonspousal Beneficiary.”

Owner-Death Distribution Rules -Generally: This section is intended to satisfy the required provisions of Section 72(s) of the Code (“Owner-Death Distribution Rules”). Terms used in this section can be found in the Code and are defined herein as to their effect on this Contract.

Owner-Death Distributions Rules -Before the Retirement Date: In the event that the Owner (or any Joint Owner) dies before the Retirement Date:

(1)                            If the Owner is the Annuitant, and there is no living Contingent Annuitant,

we will pay the Death Benefit. If a Death Benefit is applied to provide an Annuity Benefit, payments shall not be made over a period which extends beyond the life or the life expectancy of the Annuitant’s Beneficiary. If the Annuitant’s Beneficiary is a Spousal Beneficiary, “Spousal Continuation” as defined below will apply. If the Owner has elected an irrevocable form of Annuity Benefit with respect to any Annuitant’s Beneficiary named, the Death Benefit will be paid in accordance with such election.

(2)                            If the Owner is not the Annuitant, or

(3)                            the Owner is the Annuitant and there is a living Contingent Annuitant,

the Owner’s Primary Beneficiary, if any, will, if alive at the time of the Owner’s death, succeed as the Owner. In this case, the Surrender Value must be distributed in one of the following options:

(A)                  “5-Year Distribution.” The Surrender Value shall be distributed no later than December 31 of the calendar year containing the fifth (5th) anniversary of the Owner’s death, as (i) Partial Withdrawals, (ii) a Lump Sum (as defined in (C) below), or (iii) scheduled periodic withdrawals;

(B)                        “Irrevocable Income Payout Options.” By December 31 of the year after the Owner’s death, the Surrender Value shall begin to be distributed as (i) a Life Annuity, or (ii) scheduled periodic withdrawals paid at least annually for a period not longer than the life or the life expectancy of the Owner’s Beneficiary; or

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

(C)                    “Lump Sum.” A Lump Sum distribution shall mean the same as a Full Withdrawal as defined previously in this Contract. We will automatically pay this option if we have not received an election by the fifth (5th) anniversary of the Owner’s death. Subject to our rules at the time of payment, the Owner’s Beneficiary may elect to apply the Lump Sum to a new nonqualified annuity contract to be owned by the Owner’s Beneficiary.

(4)                            If (2) and (3) above are applicable and the Owner’s Beneficiary is a Spousal Beneficiary,

then the Spousal Beneficiary may choose to continue the Contract as the new Owner. Alternatively, Options (A), (B) and (C) are available for the Spousal Beneficiary’s election to distribute the Surrender Value. If the Contract is continued, the Spousal Beneficiary may exercise all rights and privileges allowed by this Contract as were previously exercised by the original Owner before the Owner’s death. Company Charges and MVA will continue as applicable under the Contract terms.

(5)                            If (2) and (3) are applicable, and the Owner’s Beneficiary is not alive or no Owner’s Beneficiary has been named,

then the Owner’s estate will become the Owner. In this case, only Option (A) or (C) is available for election to distribute the Surrender Value within five (5) years after the Owner’s death. The Irrevocable Income Payout Option is not available in this situation.

If the Annuitant dies after the Owner, a Death Benefit shall be payable to the Annuitant’s Beneficiary. If an Owner distribution had commenced on account of the Owner predeceasing the Annuitant, we shall cease paying the distribution unless otherwise directed by the Annuitant’s Beneficiary. In any event, if the Death Benefit is paid in the form of an Annuity Benefit, the annuity payments shall not be made over a period which extends beyond the life or the life expectancy of the Annuitant’s Beneficiary.

(6)                            In the case of Joint Owners, the death of either Owner or Joint Owner will be deemed to be the date of death for both Owner and Joint Owner. In this situation, the Owner-Death Distribution Rules (1) through (5) apply.

Owner-Death Distribution Rules -Spousal Continuation: “Spousal Continuation” means the Owner’s spouse may choose to continue the Contract in lieu of selecting payment of the Death Benefit in the event of the Owner’s death. To accomplish Spousal Continuation, the Contract must be structured as follows:

(1)                            Owner and Annuitant must be the same person;

(2)                            the Owner’s spouse must be named as the sole Owner’s and Annuitant’s Beneficiary;

(3)                            no Contingent Annuitant is named; and

(4)                            in the case of Joint Owners, the surviving spouse must be named as the Owner’s Beneficiary.

If the Owner’s Beneficiary is a Spousal Beneficiary and qualifies for Spousal Continuation, the Spousal Beneficiary may choose Spousal Continuation. The Contract continues in the name of the Spousal Beneficiary as both Owner and Annuitant. The Spousal Beneficiary may exercise all rights and privileges allowed by this Contract as were previously exercised by the original Owner before the Owner’s death, including the right to name a new Owner and Annuitant’s Beneficiary to receive the Death Benefit upon the Spousal Beneficiary’s death.

Once Spousal Continuation is in effect, if the original Spousal Beneficiary remarries and designates the new spouse as the new Owner’s Beneficiary, the new spouse will be considered a Nonspousal Beneficiary for distribution purposes.

We will waive any remaining Withdrawal Charges applicable to Full and Partial Withdrawals made after the Spousal Continuation is processed. Spousal Continuation is processed when the required election form is received from the Spousal Beneficiary in accordance with our administrative rules then in effect.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

Owner-Death Distribution Rules -Nonspousal Continuation: “Nonspousal Continuation” means the Owner’s Nonspousal Beneficiary may choose to continue the Contract by electing the Death Benefit to be paid out as an Irrevocable Income Payout in lieu of a Lump Sum in the event of the Owner’s death. To accomplish Nonspousal Continuation, the Contract must be structured as follows:

(1)                            Owner and Annuitant must be the same person;

(2)                            The Owner’s Nonspousal Beneficiary must be named as the Owner’s and Annuitant’s Beneficiary; and

(3)                            no Contingent Annuitant named.

If the Owner’s Beneficiary is a Spousal Beneficiary but does not qualify for Spousal Continuation, or the Owner’s Beneficiary is a Nonspousal Beneficiary and an Irrevocable Income Payout Option is elected in lieu of having the Death Benefit paid as a Lump Sum, the Contract continues in the Nonspousal Beneficiary’s name as Owner by reason of being your Owner’s Beneficiary. You remain the deceased Annuitant.

If the spouse is named as an Annuitant’s Beneficiary to share in the proceeds with a Nonspousal Beneficiary, the spouse will be treated as a Nonspousal Beneficiary and no Spousal Continuation is allowed.

Unless you direct otherwise, if there is more than one Owner’s Nonspousal Beneficiary, each Nonspousal Beneficiary’s share will be separately accounted for, and the required election form must be received from each Nonspousal Beneficiary. Additionally, we must receive due proof of death in accordance with our current administrative rules before the first election form received can be processed. Once our processing requirements are satisfied for at least one of the Nonspousal Beneficiaries, we will distribute the Death Benefit into separate shares for each Nonspousal Beneficiary. If we have not received the election form from one or more of the Nonspousal Beneficiaries, their portion of the Death Benefit shall be held in our General Account as “funds on deposit” and earn interest at the minimum rate required by law.

The Nonspousal Beneficiary will have the right to name a new Owner’s Beneficiary to receive any Remaining Interest in the Contract upon the Nonspousal Beneficiary’s death. We will waive any remaining Withdrawal Charges applicable to Full and Partial Withdrawals made after the Irrevocable Income Payout Option is in effect. The Irrevocable Income Payout Option is processed when the required election form is received from the Nonspousal Beneficiary in accordance with our administrative rules then in effect.

For purposes of this Contract, “Remaining Interest” shall mean the Contract Account Value. Remaining Interest must be distributed at least as rapidly as under the method of distribution originally selected by the Owner’s Nonspousal Beneficiary before the Owner’s death. We will process the Owner’s Nonspousal Beneficiary’s request when we receive due proof of death and the required election form in accordance with our administrative rules then in effect.

Owner-Death Distribution Rules -After the Retirement Date: If the Owner dies after the Retirement Date and before the entire Annuity Benefit in the Contract has been distributed, the Annuity Benefit will be distributed at least as rapidly as under the method of distribution selected by the Owner before the Owner’s death. This section is intended to comply with the at least as rapidly requirement under Section 72(s)(1)(A) of the Code.

Owner-Death Distribution Rules -Non-Natural Beneficiary: If a non-natural Owner’s Beneficiary is named, the 5-Year Distribution is the sole option available to the non-natural Owner’s Beneficiary to receive the Surrender Value payable.

Spousal Continuation Benefit: If Spousal Continuation is elected (“Continued Contract”), we will calculate the Death Benefit (increased by any Optional Enhanced Death Benefits) on the Death Benefit Date. The calculated Death Benefit will be the same amount that would have been payable to the Spousal Beneficiary if the Spousal Beneficiary had not elected Spousal Continuation. The calculated Death Benefit will become the new Contract Account Value (“Continuation Contribution”). For tax purposes, any gain will be considered earnings.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

The Continuation Contribution will be allocated to the available Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date. The “Continuation Date” is the date we process the Continuation Contribution and will become the new measuring date for Contract Years and Contract Anniversaries.

After the Continuation Date, the Spousal Beneficiary, as the new Owner (“Continued Contract Owner”), may exercise the same rights as the deceased Owner under the original Contract before the Continuation Date except with respect to the following:

(A)        The Continued Contract provides a Death Benefit payable upon the Continued Contract Owner’s death. If available on the Continuation Date, Optional Enhanced Death Benefits must be re-elected on the required election form. We will apply the Continued Contract Owner’s attained age and our administrative rules in effect on the Death Benefit Date to determine if any Optional Enhanced Death Benefits are available for re-election and the associated charge that would apply. We will treat the Continuation Contribution as the initial Contribution for any Death Benefit calculation made upon the Continued Contract Owner’s death. For tax purposes, the original Owner’s cost basis will remain.

(B)         The STO is available for additional Contributions after the Continuation Date. On the Continuation Date, the STO Account Value will be reallocated to the Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date.

After the Continuation Date, we reserve the right at any time to make changes to Continued Contracts in a nondiscriminatory manner. We will notify the Continued Contract Owner of any changes made to the Continued Contract. Such changes may include, but not be limited to, the following:

(A)        We may discontinue accepting or limit the amount of additional Contributions that do not incur a Withdrawal Charge.

(B)         We may change, add or delete Guarantee Periods, Subaccounts and Portfolios offered under the Variable and Fixed Account Options available for election.

(C)         We may declare different interest rates associated with the Fixed Accounts.

(D)        We may discontinue offering administrative programs or change the terms thereof.

(E)         We may waive applicable Company Charges or MVA (both upward and downward adjustment) associated with Full or Partial Withdrawals, transfers or both.

(F)         We may decrease the Daily Mortality and Expense Charge associated with the Variable Accounts on a nondiscriminatory basis.

(G)         We may offer or discontinue optional benefits from time to time that may or may not incur an additional charge. If an additional charge is associated with such optional benefit, we will not add or deduct such charge unless the Continued Contract Owner has selected or terminated in writing the optional benefit available. We may only decrease or terminate charges associated with optional benefits on a nondiscriminatory basis.

Unless otherwise waived as noted above, any MVA and other Company Charges, excluding Withdrawal Charges, applicable to the original Contract will also apply to the Continued Contract.

All other Contract benefits and features will be based on the Continued Contract Owner’s attained age on the Continuation Date as if the surviving spouse had purchased the Contract with the Continuation Contribution on the Continuation Date.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

Nonspousal Continuation Benefit: If Nonspousal Continuation is elected (“Extended Contract”), we will calculate the Death Benefit (increased by any Optional Enhanced Death Benefits) on the Death Benefit Date and apply that amount to the Irrevocable Income Payout Option selected on the required election form. The calculated Death Benefit will be the same amount that would have been payable to the Nonspousal Beneficiary if the Nonspousal Beneficiary had not elected Nonspousal Continuation. The calculated Death Benefit will become the new Contract Account Value (“Extended Contribution”). For tax purposes, any gain will be considered earnings.

If the Irrevocable Income Payout Option is selected to be paid as scheduled periodic withdrawals, the Extended Contribution will be allocated to the Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date. The “Extension Date” is the date we process the required election form in accordance with our administrative rules then in effect. The Extension Date will become the new measuring date for Contract Years and Contract Anniversaries.

After the Extension Date, the Nonspousal Beneficiary as the new Owner (“Extended Contract Owner”) may exercise the same rights as the deceased Owner under the original Contract before the Extension Date except with respect to the following:

(A)        No Death Benefit (including any Optional Enhanced Death Benefits) is available for payout at the Extended Contract Owner’s death. The Extended Contract Owner’s named Owner’s Beneficiary will have the right to continue the Irrevocable Income Payout originally selected by the Extended Contract Owner or select a Lump Sum.

(B)         The Systematic Transfer Option is not available. On the Extension Date, the STO Account Value will be reallocated to the Variable and Fixed Account Options (excluding the STO) in the same proportion as prior to the Death Benefit Date.

(C)         No additional Contributions can be made.

After the Extension Date, we reserve the right at any time to make changes to Extended Contracts in a nondiscriminatory manner. We will notify the Extended Contract Owner of any changes made to the Extended Contract. Such changes may include, but not be limited to, the following:

(A)        We may change, add or delete Guarantee Periods, Subaccounts and Portfolios offered under the Variable and Fixed Account Options available for election.

(B)         We may declare different interest rates associated with the Fixed Accounts.

(C)         We may discontinue offering administrative programs or change the terms thereof.

(D)        We may waive applicable Company Charges, or MVA (both upward and downward adjustment) associated with Full or Partial Withdrawals, transfers or both.

(E)         We may decrease the Daily Mortality and Expense Charge associated with the Variable Accounts on a nondiscriminatory basis.

(F)         We may offer or discontinue optional benefits from time to time that may or may not incur an additional charge. If an additional charge is associated with such optional benefit, we will not add or deduct such charge unless the Extended Contract Owner has selected or terminated in writing the optional benefit available. We may only decrease or terminate charges associated with optional benefits on a nondiscriminatory basis.

Unless otherwise waived as noted above, any MVA and other Company Charges, excluding Withdrawal Charges, applicable to the original Contract will also apply to the Extended Contract.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

STANDARD DEATH BENEFIT:

The Death Benefit is the greatest of:

(i)           your highest Contract Account Value on any Contract Anniversary prior to the deceased Annuitant’s 81st birthday, plus subsequent Contributions received after that Contract Anniversary date and minus subsequent Partial Withdrawals; or

(ii)          total Contributions, minus Partial Withdrawals; or

(iii)         your current Contract Account Value on the Death Benefit Date.

If the Primary Annuitant was age 86 or older on the Contract Date, the Death Benefit is current Certificate Account Value on the Death Benefit Date.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

COMPANY CHARGES

Continuous Charges:

Administration Charges: $30 which covers some costs of administration, deducted on each Contract Anniversary. The Administration Charge is waived if the Contract Account Value exceeds $50,000 at the time Administration Charge deducted.

Daily Mortality and Expense Charge:            1.55% per year of Variable Account Values. Covers mortality and expense risks, and certain administrative costs, deducted from the unit value every calendar day at an amount equal to an effective annual rate of 1.55% of the Account Value in the Variable Account Options.

Transaction Charges:        Transaction Charges are withdrawn from the Account Value as a part of the transaction.

Transfer Charge:                $20 after 12 transfers per year.

Pro Rata Administration Charge: $30 pro rata before the payment of a Full Withdrawal, Death Benefit or selection of an Annuity Benefit. The Administration Charge is waived if the Contract Account Value exceeds $50,000 at the time Administration Charge deducted.

Withdrawal Charge;

Contribution Anniversary	0	1	2	3	4	5	6
Charge	8%	7%	6%	5%	4%	3%	2%

Withdrawal Charges are deducted when there is (1) an Excess Withdrawal, (2) a Full Withdrawal; or (3) a selection of an Annuity Benefit to be paid out over less than five (5) years without any life contingency. Withdrawal charges are calculated as a percentage of each Contribution withdrawn from the Account Value as a part of the transaction. The Withdrawal Charge varies, depending upon the “age” of the Contributions included in the withdrawal [i.e., the number of years that have passed since each Contribution was made (“Contribution Anniversary”). All Excess and Full Withdrawals are processed on a first-in first-out basis, with the oldest Contributions withdrawn first.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

CONTRACT SCHEDULE PAGE –ADDENDUM

CONTINGENT ANNUITANT –

ANNUITANT’S PRIMARY BENEFICIARY –

OWNER’S PRIMARY BENEFICIARY –

ANNUITANT’S CONTINGENT BENEFICIARY –

OWNER’S CONTINGENT BENEFICIARY -

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

VARIABLE ACCOUNT OPTIONS

Your contributions to the Variable Account Options are invested in shares of the Subaccounts, each of which invests in the following Portfolios that you choose on the Contract Date:

BlackRock Variable Series Funds, Inc., Class III

BlackRock Capital Appreciation V.I. Fund

BlackRock Global Allocation V.I. Fund

Columbia Funds Variable Insurance Trust, Class 2

Columbia Variable Portfolio — Small Cap Value Fund,

DWS Investments VIT Funds, Class B

DWS Small Cap Index VIP Fund

Fidelity Variable Insurance Products Trust, Service Class 2

Fidelity VIP Asset ManagerSM Portfolio

Fidelity VIP Balanced Portfolio

Fidelity VIP Contrafund® Portfolio

Fidelity VIP Disciplined Small Cap Portfolio

Fidelity VIP Equity-Income Portfolio

Fidelity VIP Freedom 2010 Portfolio

Fidelity VIP Freedom 2015 Portfolio

Fidelity VIP Freedom 2020 Portfolio

Fidelity VIP Freedom 2025 Portfolio

Fidelity VIP Freedom 2030 Portfolio

Fidelity VIP Growth Portfolio

Fidelity VIP High Income Portfolio

Fidelity VIP Index 500 Portfolio

Fidelity VIP Investment Grade Bond Portfolio

Fidelity VIP Mid Cap Portfolio

Fidelity VIP Overseas Portfolio

Franklin Templeton VIP Trust, Class 2

FTVIPT Franklin Growth and Income Securities Fund

FTVIPT Franklin Income Securities Fund

FTVIPT Franklin Large Cap Growth Securities Fund

FTVIPT Franklin Small Cap Value Securities Fund

FTVIPT Mutual Shares Securities Fund

FTVIPT Templeton Foreign Securities Fund

FTVIPT Templeton Growth Securities Fund

Touchstone® Variable Series Trust

Touchstone VST Aggressive ETF Fund

Touchstone VST Baron Small Cap Growth Fund

Touchstone VST Conservative ETF Fund

Touchstone VST Core Bond Fund

Touchstone VST Enhanced ETF Fund

Touchstone VST High Yield Fund

Touchstone VST Large Cap Core Equity Fund

Touchstone VST Mid Cap Growth Fund

Touchstone VST Moderate ETF Fund

Touchstone VST Money Market Fund

Touchstone VST Third Avenue Value Fund

Invesco Variable Insurance Funds, Series II

Invesco Van Kampen V.I. Comstock Portfolio

Invesco Van Kampen V.I. Capital Growth Portfolio

Invesco Van Kampen V.I. Mid Cap Value Portfolio

Invesco V. I. International Growth Portfolio

Morgan Stanley Universal Institutional Funds, Class II

Morgan Stanley UIF Emerging Markets Debt Fund

Morgan Stanley UIF Emerging Markets Equity Fund

Morgan Stanley UIF U.S. Real Estate Fund

PIMCO Variable Insurance Trust, Advisor Class

PIMCO VIT All Asset Portfolio

PIMCO VIT CommodityRealReturn Strategy Portfolio

PIMCO VIT Low Duration Portfolio

PIMCO VIT Real Return Portfolio

PIMCO VIT Total Return Portfolio

Rydex Variable Trust

Rydex/SGI VT U.S. Long Short Momentum Fund

Rydex/SGI VT Alternative Strategies Allocation Fund

Rydex/SGI VT Managed Futures Strategy Fund

All capitalized terms are defined on your Schedule Page or elsewhere in this Contract.